EXHIBIT 10.5

BURNHAM HILL PARTNERS
A DIVISION OF PALI CAPITAL INC.

590 MADISON AVENUE	TEL 212-980-2200
NEW YORK, NEW YORK 10022	FAX 212-980-9466

June 15, 2007

Mr. Alan Schoenbart
Chief Financial Officer
Ortec International, Inc.
3960 Broadway
New York, NY 10032

Dear Mr. Schoenbart:

This letter Agreement (the “Agreement”) confirms the engagement of Burnham Hill Partners (“BHP”), a division of Pali Capital, Inc., by Ortec International, Inc. (the “Company”) to act as its exclusive financial advisor in connection with one or more potential strategic transactions, which may include a re-capitalization, acquisition, joint venture, partnership, strategic alliance, merger and/or sale (a “Strategic Transaction”) and for advisory services provided to the Company in connection with the Company’s restructuring completed in connection with the Series A Financing.

In connection with BHP’s advisory work performed on behalf of the Company related to completion of the Series A Financing, which has included, but has not been limited to, negotiating the exchange of the Paul Capital’s royalty interest into Series A-1 and A-2 Preferred, assisting in structuring the Series H Exchange Agreement, assisting in negotiating the Cancellation Agreements for Ron Lipstein and Steve Katz and reviewing the Company’s operating plan and financial plan following the Closing of the Series A Financing, the Company shall compensate BHP as set forth below:

1)

BHP shall be issued 2,000,000 Advisory Warrants with an exercise price of $.55, which warrants shall be in identical form to the Placement Warrants issued in connection with the Series A Financing and all Series E PA, Series E, Series F PA and Series F warrants held by BHP, their affiliates or designees, or sub-agents that are participating in the Series A Financing, shall be exchanged for shares of common stock.

2)

In connection with the closing of a Strategic Transaction completed during the term of this Engagement, a transaction fee based upon a percentage of the total Aggregate Consideration (as defined below) of such Strategic Transaction, calculated as follows (the “Transaction Fee”):

Aggregate Consideration

Up to $50 million	Three percent of such amount; plus

Between $50 million and 100 million	Two percent of such amount; plus

In excess of $100 million	One percent of such amount.

In addition to the above, the Company agrees to reimburse BHP for reasonable out-of-pocket expenses (which amount shall not exceed $5,000 without the prior approval of the Company) incurred in connection with this Agreement. All fees and expenses hereunder are payable in cash, unless otherwise noted, and shall be a condition to closing of any Strategic Transaction or Financing.

Notice given pursuant to any of the provisions of this Agreement shall be given in writing and shall be sent by overnight courier or personally delivered (a) if to the Company, to the Company’s Chief Executive Officer at the address listed above; and (b) if to BHP, to its offices at 590 Madison Avenue, 5th floor, New York, NY 10022. Attention: Jason Adelman, Managing Director.

No advice or opinion rendered by BHP, whether formal or informal, may be disclosed, in whole or in part, or summarized, excerpted from or otherwise referred to without our prior written consent. In addition, BHP may not be otherwise referred to without its prior written consent. Since BHP will be acting on behalf of the Company in connection with its engagement hereunder, the Company has entered into a separate letter Agreement, dated the date hereof, providing for the indemnification by the Company of BHP and certain related persons and entities.

BHP’s engagement hereunder shall expire twelve (12) months from the date of this Agreement (the “Authorization Period”). Provided however, that upon the expiration or termination, BHP will continue to be entitled to its full fees provided for herein in the event that at any time prior to the expiration of twelve (12) months after such expiration or termination, a Strategic Transaction involving the Company occurs that involves a party contacted by BHP on behalf of the Company.

The invalidity or unenforceability of any provision of this letter Agreement shall not affect the validity or enforceability of any other provisions of this Agreement or the Indemnification Agreement, which shall remain in full force and effect.

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this Agreement.

Very truly yours,

Burnham Hill Partners

By: /s/ Jason Adelman

Name: Jason Adelman
Title: Managing Director

Accepted and agreed to as of the date first written above:

Ortec International, Inc.

By: /s/ Alan Schoenbart

Name: Alan Schoenbart
Title: Chief Financial Officer